Exhibit 99.1

Nordstrom Reports Fourth Quarter 2023 Earnings
•Revenue and earnings in line with fiscal 2023 outlook
•Sales in both banners improve sequentially, Nordstrom Rack posts double-digit growth during quarter
•Company provides fiscal 2024 outlook
SEATTLE – March 5, 2024 – Nordstrom, Inc. (NYSE: JWN) today reported fourth quarter net earnings of $134 million, or $0.82 per diluted share (“EPS”), for the 14-week quarter ended February 3, 2024. Excluding a supply chain asset impairment and related charge, the Company reported adjusted EPS of $0.96.1
For the 53-week fiscal year ended February 3, 2024, net earnings were $134 million and diluted EPS was $0.82, with earnings before interest and taxes (“EBIT”) of $251 million, or 1.8 percent of sales. Excluding charges related to the wind-down of Canadian operations reported in the first and third quarters and a supply chain asset impairment charge in the fourth quarter, adjusted EBIT was $567 million, or 4.0 percent of sales, and adjusted EPS was $2.12 for fiscal 2023.1
For the fourth quarter, total Company net sales increased 2.2 percent versus the same period in fiscal 2022, inclusive of approximately $190 million related to the 53rd week, and gross merchandise value (“GMV”) increased 2.0 percent. Nordstrom banner net sales decreased 3.0 percent and GMV decreased 3.4 percent compared with the fourth quarter of 2022. Net sales for Nordstrom Rack increased 14.6 percent.
“We delivered on our 2023 guidance and are confident in our expectations for continued sales improvement and sustained profitability in 2024,” said Erik Nordstrom, chief executive officer of Nordstrom, Inc. “We’re laser-focused on efforts we know will drive growth and profitability across the business over the next few years, including new Rack store openings, Nordstrom digital growth and increasing comp store sales. We have a strong team dedicated to building on our heritage of service, and we look forward to helping our customers feel good and look their best in the year ahead.”
In the fourth quarter, active, beauty and women’s apparel had the strongest growth versus 2022. For fiscal 2023, active and beauty had the strongest growth versus 2022.
“In 2023, we continued to make progress against the priorities we identified at the outset of the year to improve the customer experience and drive better financial results. Across both banners, we improved our merchandise assortment by effectively managing our inventory levels and investing in the products and brands we know our customers respond to,” said Pete Nordstrom, president of Nordstrom, Inc. “This year, we’ll build on that progress in merchandising and other green shoots across our business as we focus our efforts on our refreshed 2024 priorities.”
As previously announced on February 28, 2024, the board of directors declared a quarterly cash dividend of $0.19 per share to be paid to shareholders of record at the close of business on March 12, 2024, payable on March 27, 2024.
FOURTH QUARTER 2023 SUMMARY
•Total Company net sales in the fourth quarter increased 2.2 percent, inclusive of 460 basis points related to the 53rd week, compared with the same period in fiscal 2022. The wind-down of Canadian operations had a negative impact on total Company fourth quarter net sales of 250 basis points. GMV increased 2.0 percent in the fourth quarter and decreased 6.1 percent in fiscal 2023 when compared with the same periods in 2022. Full-year revenue for fiscal 2023, including retail sales and credit card revenues, decreased 5.4 percent.
•Nordstrom banner net sales in the fourth quarter decreased 3.0 percent, inclusive of 410 basis points related to the 53rd week, compared with the same period in fiscal 2022, improving sequentially from the third quarter. The wind-down of Canadian operations had a negative impact on Nordstrom banner fourth quarter net sales of 355 basis points. GMV decreased 3.4 percent in the fourth quarter and decreased 8.5 percent in fiscal 2023 when compared with the same periods in 2022.
•Nordstrom Rack banner net sales in the fourth quarter increased 14.6 percent, inclusive of 580 basis points related to the 53rd week, compared with the same period in fiscal 2022, improving sequentially from the third quarter.
•Digital sales in the fourth quarter decreased 1.7 percent compared with the same period in fiscal 2022. Digital sales represented 38 percent of total sales during the quarter and 36 percent of sales for the fiscal year.
1Adjusted EBIT and adjusted EPS are non-GAAP financial measures. Refer to the “Adjusted EBIT, Adjusted EBITDA, Adjusted EBIT Margin and Adjusted EPS” section of this release for additional information as well as reconciliations between the Company’s GAAP and non-GAAP financial results.

•Gross profit, as a percentage of net sales, of 34.4 percent increased 125 basis points compared with the same period in fiscal 2022 due to lower markdowns, lower buying and occupancy costs and leverage on higher sales.
•Ending inventory decreased 2.7 percent compared with the same period in fiscal 2022, versus a 2.2 percent increase in sales.
•Selling, general and administrative (“SG&A”) expenses, as a percentage of net sales, of 32.4 percent increased 85 basis points compared with the same period in fiscal 2022, primarily due to higher labor costs and a supply chain asset impairment charge, partially offset by improvements in variable costs from supply chain efficiencies and leverage on higher sales. Excluding the $32 million supply chain asset impairment and related charge, adjusted SG&A expenses, as a percentage of net sales, were 31.6 percent.
•EBIT was $215 million in the fourth quarter of 2023, compared with $187 million during the same period in fiscal 2022. Adjusted EBIT of $247 million for the fourth quarter of 2023 excluded a supply chain asset impairment charge. EBIT was $251 million for fiscal 2023, and adjusted EBIT of $567 million excluded charges related to the wind-down of Canadian operations reported in the first and third quarters and a supply chain asset impairment charge in the fourth quarter. EBIT margin and adjusted EBIT margin for the quarter were 5.0 percent and 5.7 percent of sales, respectively. EBIT margin and adjusted EBIT margin for the fiscal year were 1.8 percent and 4.0 percent, respectively.2
•Interest expense, net, of $26 million decreased from $27 million during the same period in fiscal 2022.
•Income tax expense during the fourth quarter was $55 million, or 29.1 percent of pretax earnings, compared with $41 million, or 25.2 percent of pretax earnings, in the same period of fiscal 2022. The increase was primarily due to unfavorable provision-to-return adjustments recorded in the fourth quarter of 2023, compared with the same quarter in fiscal 2022. The full-year income tax rate was 8.6 percent. Excluding a 1,640 basis point combined favorable impact from the one-time Canada charges and the supply chain asset impairment charge, the full-year income tax rate would be 25.0 percent.
•The Company ended the year with $1.4 billion in available liquidity, including $628 million in cash.
2Adjusted EBIT and adjusted EBIT margin are non-GAAP financial measures. Refer to the “Adjusted EBIT, Adjusted EBITDA, Adjusted EBIT Margin and Adjusted EPS” section of this release for additional information as well as reconciliations between the Company’s GAAP and non-GAAP financial results.

STORES UPDATE
During fiscal 2023, the Company opened or relocated 20 stores:

City	Location	Square Footage (000s)	Timing of Opening
Nordstrom Rack
Los Angeles, CA	NOHO West	26	April 13, 2023
Clovis, CA	Clovis Crossing	31	April 13, 2023
Delray Beach, FL	Delray Place	26	May 11, 2023
Chattanooga, TN	The Terrace at Hamilton Place	24	May 18, 2023
Las Vegas, NV	Best in the West	31	May 18, 2023
Birmingham, AL	The Summit (relocation from River Ridge)	27	May 25, 2023
Wichita, KS	Bradley Fair	28	May 25, 2023
San Clemente, CA	San Clemente Plaza	32	May 25, 2023
Aurora, CO	Southlands	29	August 17, 2023
Olympia, WA	Cooper Point Marketplace	32	September 7, 2023
San Antonio, TX	Northwoods	35	September 7, 2023
Union Gap, WA	Valley Mall	28	September 14, 2023
Salem, OR	Willamette Town Center	25	September 21, 2023
Visalia, CA	Sequoia Mall	29	October 5, 2023
Denton, TX	Denton Crossing	25	October 5, 2023
Overland Park, KS	Overland Crossing	27	October 12, 2023
Allen, TX	The Village at Allen	29	October 19, 2023
San Luis Obispo, CA	SLO Promenade	24	October 26, 2023
Sacramento, CA	The Promenade at Sacramento Gateway	26	October 26, 2023
Anaheim Hills, CA	Anaheim Hills Festival	24	November 9, 2023

The Company has also announced plans to open the following stores:

City	Location	Square Footage (000s)	Timing of Opening
Nordstrom Rack
Pinole, CA	Pinole Vista Crossing	23	Spring 2024
Kennesaw, GA	Barrett Place	25	Spring 2024
Elk Grove, CA	The Ridge Elk Grove	25	Spring 2024
Gilroy, CA	Gilroy Crossing	25	Spring 2024
Oceanside, CA	Pacific Coast Plaza	31	Spring 2024
Wheaton, IL	Danada Square East	29	Spring 2024
Snellville, GA	Presidential Markets	35	Spring 2024
Macedonia, OH	Macedonia Gateway	28	Spring 2024
Jacksonville Beach, FL	South Beach Regional	30	Spring 2024
Queen Creek, AZ	Queen Creek Marketplace	28	Spring 2024
Bay Shore, NY	Gardiner Manor Mall	24	Spring 2024
San Mateo, CA	Bridgepointe Shopping Center	36	Fall 2024
San Diego, CA	Clairemont Town Square	26	Fall 2024
Mason, OH	Deerfield Towne Center	30	Fall 2024
San Antonio, TX	Bandera Pointe	25	Fall 2024
Mooresville, NC	Mooresville Crossing	28	Fall 2024
Franklin, TN	Cool Springs Market	24	Fall 2024
Noblesville, IN	Hamilton Town Center	25	Fall 2024
Omaha, NE	Village Pointe	30	Fall 2024
Houston, TX	Meyerland Plaza	34	Fall 2024
Fort Myers, FL	Bell Tower	31	Fall 2024
Raleigh, NC	Triangle Town Place	32	Fall 2024
Davis, CA	The Davis Collection	25	Spring 2025
Matthews, NC	Sycamore Commons	25	Spring 2025
Geneva, IL	Randall Square	25	Spring 2025
Manalapan Township, NJ	Manalapan Commons	26	Spring 2025

The Company had the following store counts as of quarter-end:

	February 3, 2024	January 28, 2023
Nordstrom
Nordstrom – U.S.	93	94
Nordstrom – Canada	—	6
Nordstrom Local service hubs	6	7
ASOS | Nordstrom	—	1
Nordstrom Rack
Nordstrom Rack – U.S.	258	241
Nordstrom Rack – Canada	—	7
Last Chance clearance stores	2	2
Total	359	358

Gross store square footage	26,259,000	27,571,000

During the fourth quarter, the Company closed one ASOS | Nordstrom store and one Nordstrom Rack store.
FISCAL YEAR 2024 OUTLOOK
The Company expects fiscal 2024 to be a year of continued momentum in its growth and profitability drivers, including opening new Rack stores, growing Nordstrom banner digital sales and driving comparable store sales across both banners. As such, the Company is providing the following financial outlook for fiscal 2024:
•Revenue range, including retail sales and credit card revenues, of 2.0 percent decline to 1.0 percent growth versus the 53-week fiscal 2023, which includes an approximately 135 basis point unfavorable impact from the 53rd week
•Comparable sales range of 1.0 percent decline to 2.0 percent growth versus 52 weeks in fiscal 20233
•EBIT margin of 3.5 to 4.0 percent of sales
•Income tax rate of approximately 27 percent
•EPS of $1.65 to $2.05, excluding the impact of share repurchase activity, if any
The 53rd week in fiscal 2023 creates a timing shift in the 4-5-4 calendar for fiscal 2024 that is expected to impact comparisons to the prior year.
CONFERENCE CALL INFORMATION
The Company’s senior management will host a conference call to provide a business update and to discuss fourth quarter 2023 financial results and fiscal year 2024 outlook at 4:45 p.m. EST today. To listen to the live call online and view the speakers’ prepared remarks and the conference call slides, visit the Investor Relations section of the Company’s corporate website at investor.nordstrom.com. An archived webcast with the speakers’ prepared remarks and the conference call slides will be available in the Quarterly Results section for one year. Interested parties may also dial 201-689-8354. A telephone replay will be available beginning approximately three hours after the conclusion of the call by dialing 877-660-6853 or 201-612-7415 and entering Conference ID 13744568, until the close of business on March 12, 2024.
ABOUT NORDSTROM
At Nordstrom, Inc. (NYSE: JWN), we exist to help our customers feel good and look their best. Since starting as a shoe store in 1901, how to best serve customers has been at the center of every decision we make. This heritage of service is the foundation we’re building on as we provide convenience and true connection for our customers. Our interconnected model enables us to serve customers when, where and how they want to shop – whether that’s in-store at more than 350 Nordstrom, Nordstrom Local and Nordstrom Rack locations or digitally through our Nordstrom and Rack apps and websites. Through it all, we remain committed to leaving the world better than we found it.

Certain statements in this press release contain or may suggest “forward-looking” information (as defined in the Private Securities Litigation Reform Act of 1995) that involves risks and uncertainties that could cause results to be materially different from expectations. The words “will,” “may,” “designed to,” “outlook,” “believes,” “should,” “targets,” “anticipates,” “assumptions,” “plans,” “expects” or “expectations,” “intends,” “estimates,” “forecasts,” “guidance” and similar expressions identify certain of these forward-looking statements. The Company also may provide forward-looking statements in oral statements or other written materials released to the public. All statements contained or incorporated in this press release or in any other public statements that address such future events or expectations are forward-looking statements. Important factors that could cause actual results to differ materially from these forward-looking statements are detailed in the Company’s Annual Report on Form 10-K for the fiscal year ended January 28, 2023, its Form 10-Qs for the fiscal quarters ended April 29, 2023, July 29, 2023 and October 28, 2023, and our Form 10-K for the fiscal year ended February 3, 2024, to be filed with the SEC on or about March 15, 2024. In addition, forward-looking statements contained in this release may be impacted by the actual outcome of events or occurrences related to the wind-down of business operations in Canada. These forward-looking statements are not guarantees of future performance and speak only as of the date made, and, except as required by law, the Company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events, new information or future circumstances. In addition, the actual timing, price, manner and amounts of future share repurchases, if any, will be subject to the discretion of our board of directors, contractual commitments, market and economic conditions and applicable Securities and Exchange Commission rules.
3Comparable sales are calculated as GMV, excluding the impact of estimated adjustments for future customer returns and breakage from gift cards and Nordy Club points and Notes, for our digital platform and stores that have been open for over 13 full months and not closed during the period. The 53rd week is not included in comparable sales calculations.

NORDSTROM, INC.
CONSOLIDATED STATEMENTS OF EARNINGS
(unaudited; amounts in millions, except per share amounts)

	Quarter Ended		Year Ended
	February 3, 2024	January 28, 2023	February 3, 2024	January 28, 2023
Net sales	$4,293	$4,200	$14,219	$15,092
Credit card revenues, net	127	119	474	438
Total revenues	4,420	4,319	14,693	15,530
Cost of sales and related buying and occupancy costs	(2,815)	(2,807)	(9,303)	(10,019)
Selling, general and administrative expenses	(1,390)	(1,325)	(4,855)	(5,046)
Canada wind-down costs	—	—	(284)	—
Earnings before interest and income taxes	215	187	251	465
Interest expense, net	(26)	(27)	(104)	(128)
Earnings before income taxes	189	160	147	337
Income tax expense	(55)	(41)	(13)	(92)
Net earnings	$134	$119	$134	$245

Earnings per share:
Basic	$0.83	$0.75	$0.83	$1.53
Diluted	$0.82	$0.74	$0.82	$1.51

Weighted-average shares outstanding:
Basic	162.5	160.1	161.8	160.1
Diluted	164.6	161.6	163.4	162.1

Percent of net sales:
Gross profit	34.4%	33.2%	34.6%	33.6%
Selling, general and administrative expenses	32.4%	31.5%	34.2%	33.4%
Earnings before interest and income taxes	5.0%	4.5%	1.8%	3.1%

NORDSTROM, INC.
CONSOLIDATED BALANCE SHEETS
(unaudited; amounts in millions)

	February 3, 2024	January 28, 2023
Assets
Current assets:
Cash and cash equivalents	$628	$687
Accounts receivable, net	334	265
Merchandise inventories	1,888	1,941
Prepaid expenses and other current assets	286	316
Total current assets	3,136	3,209

Land, property and equipment (net of accumulated depreciation of $8,251 and $8,289)	3,177	3,351
Operating lease right-of-use assets	1,359	1,470
Goodwill	249	249
Other assets	523	466
Total assets	$8,444	$8,745

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$1,236	$1,238
Accrued salaries, wages and related benefits	244	291
Current portion of operating lease liabilities	240	258
Other current liabilities	1,102	1,203
Current portion of long-term debt	250	—
Total current liabilities	3,072	2,990

Long-term debt, net	2,612	2,856
Non-current operating lease liabilities	1,377	1,526
Other liabilities	535	634

Commitments and contingencies

Shareholders’ equity:
Common stock, no par value: 1,000 shares authorized; 162.4 and 160.1 shares issued and outstanding	3,418	3,353
Accumulated deficit	(2,578)	(2,588)
Accumulated other comprehensive gain (loss)	8	(26)
Total shareholders’ equity	848	739
Total liabilities and shareholders’ equity	$8,444	$8,745

NORDSTROM, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited; amounts in millions)

	Year Ended
	February 3, 2024	January 28, 2023
Operating Activities
Net earnings	$134	$245
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization expenses	586	604
Canada wind-down costs	207	—
Asset impairment	30	80
Right-of-use asset amortization	184	185
Deferred income taxes, net	(60)	(83)
Stock-based compensation expense	52	59
Other, net	(71)	(46)
Change in operating assets and liabilities:
Merchandise inventories	(61)	265
Other current and noncurrent assets	(39)	(1)
Accounts payable	40	(190)
Accrued salaries, wages and related benefits	(42)	(94)
Lease liabilities	(272)	(269)
Other current and noncurrent liabilities	(67)	191
Net cash provided by operating activities	621	946

Investing Activities
Capital expenditures	(569)	(473)
Decrease in cash and cash equivalents resulting from Canada deconsolidation	(33)	—
Proceeds from the sale of assets and other, net	31	80
Net cash used in investing activities	(571)	(393)

Financing Activities
Proceeds from revolving line of credit	—	100
Payments on revolving line of credit	—	(100)
Change in cash book overdrafts	2	(14)
Cash dividends paid	(123)	(119)
Payments for repurchase of common stock	(1)	(62)
Proceeds from issuances under stock compensation plans	20	29
Other, net	(7)	(20)
Net cash used in financing activities	(109)	(186)

Effect of exchange rate changes on cash and cash equivalents	—	(2)
Net (decrease) increase in cash and cash equivalents	(59)	365
Cash and cash equivalents at beginning of year	687	322
Cash and cash equivalents at end of year	$628	$687

NORDSTROM, INC.
ADJUSTED EBIT, ADJUSTED EBITDA, ADJUSTED EBIT MARGIN
AND ADJUSTED EPS (NON-GAAP FINANCIAL MEASURES)
(unaudited; amounts in millions, except per share amounts)
The following are key financial metrics and, when used in conjunction with GAAP measures, we believe they provide useful information for evaluating our core business performance, enable comparison of financial results across periods and allow for greater transparency with respect to key metrics used by management for financial and operational decision-making. Adjusted EBIT, adjusted EBITDA, adjusted EBIT margin and adjusted EPS exclude certain items that we do not consider representative of our core operating performance. The financial measure calculated under GAAP which is most directly comparable to adjusted EBIT and adjusted EBITDA is net earnings. The financial measure calculated under GAAP which is most directly comparable to adjusted EBIT margin is net earnings as a percent of net sales. The financial measure calculated under GAAP which is most directly comparable to adjusted EPS is diluted EPS.
Adjusted EBIT, adjusted EBITDA, adjusted EBIT margin and adjusted EPS are not measures of financial performance under GAAP and should be considered in addition to, and not as a substitute for, net earnings, net earnings as a percent of net sales, operating cash flows, earnings per share, earnings per diluted share or other financial measures performed in accordance with GAAP. Our method of determining non-GAAP financial measures may differ from other companies’ financial measures and therefore may not be comparable to methods used by other companies.
The following is a reconciliation of net earnings to adjusted EBIT and adjusted EBITDA and net earnings as a percent of net sales to adjusted EBIT margin:

	Quarter Ended		Year Ended
	February 3, 2024	January 28, 2023	February 3, 2024	January 28, 2023
Net earnings	$134	$119	$134	$245
Income tax expense	55	41	13	92
Interest expense, net	26	27	104	128
Earnings before interest and income taxes	215	187	251	465
Supply chain asset impairment and related charges	32	—	32	70
Canada wind-down costs	—	—	284	—
Trunk Club wind-down costs	—	—	—	18
Gain on sale of interest in a corporate office building	—	—	—	(51)
Adjusted EBIT	247	187	567	502
Depreciation and amortization expenses	156	151	586	604
Amortization of developer reimbursements	(17)	(17)	(69)	(72)
Adjusted EBITDA	$386	$321	$1,084	$1,034

Net sales	$4,293	$4,200	$14,219	$15,092
Net earnings as a % of net sales	3.1%	2.8%	0.9%	1.6%
EBIT margin %	5.0%	4.5%	1.8%	3.1%
Adjusted EBIT margin %	5.7%	4.5%	4.0%	3.3%

The following is a reconciliation of diluted EPS to adjusted EPS:

	Quarter Ended		Year Ended
	February 3, 2024	January 28, 2023	February 3, 2024	January 28, 2023
Diluted EPS	$0.82	$0.74	$0.82	$1.51
Supply chain asset impairment and related charges	0.19	—	0.19	0.44
Canada wind-down costs	—	—	1.74	—
Trunk Club wind-down costs	—	—	—	0.11
Gain on sale of interest in a corporate office building	—	—	—	(0.31)
Income tax impact on adjustments[1]	(0.05)	—	(0.63)	(0.06)
Adjusted EPS	$0.96	$0.74	$2.12	$1.69
1 The income tax impact of non-GAAP adjustments is calculated using the estimated tax rate for the respective non-GAAP adjustment.

NORDSTROM, INC.
SUMMARY OF NET SALES
(unaudited; amounts in millions)
Our Nordstrom brand includes Nordstrom.com, Nordstrom U.S. stores and Nordstrom Local. Nordstrom also included Canada operations prior to March 2, 2023, inclusive of Nordstrom.ca, Nordstrom Canadian stores and Nordstrom Rack Canadian stores, ASOS | Nordstrom prior to December 2023 and TrunkClub.com prior to October 2022. Our Nordstrom Rack brand includes NordstromRack.com, Nordstrom Rack U.S. stores and Last Chance clearance stores. The following table summarizes net sales for the quarter and year ended February 3, 2024, compared with the quarter and year ended January 28, 2023:

	Quarter Ended		Year Ended
	February 3, 2024	January 28, 2023	February 3, 2024	January 28, 2023
Net sales:
Nordstrom	$2,866	$2,955	$9,436	$10,279
Nordstrom Rack	1,427	1,245	4,783	4,813
Total net sales	$4,293	$4,200	$14,219	$15,092

Net sales (decrease) increase:
Nordstrom	(3.0%)	(2.4%)	(8.2%)	6.6%
Nordstrom Rack	14.6%	(8.1%)	(0.6%)	1.1%
Total Company	2.2%	(4.1%)	(5.8%)	4.8%

Digital sales as % of total net sales[1]	38%	40%	36%	38%
1 Sales conducted through a digital platform such as our websites or mobile apps. Digital sales may be self-guided by the customer, as in a traditional online order, or facilitated by a salesperson using a virtual styling or selling tool. Digital sales may be delivered to the customer or picked up in our Nordstrom stores, Nordstrom Rack stores or Nordstrom Local service hubs. Digital sales also includes a reserve for estimated returns.

NORDSTROM, INC.
ADJUSTED RETURN ON INVESTED CAPITAL (“ADJUSTED ROIC”)
(NON-GAAP FINANCIAL MEASURE)
(unaudited; amounts in millions)
We believe that Adjusted ROIC is a useful financial measure for investors in evaluating the efficiency and effectiveness of the capital we have invested in our business to generate returns over time. In addition, we have incorporated it in our executive incentive measures and we believe it is an important indicator of shareholders’ return over the long term.
Beginning in the second quarter of 2023, the Adjusted ROIC calculation was updated to exclude certain items that we do not consider representative of our core operating performance. Refer to non-operating related adjustments included within adjusted net operating profit after tax and adjusted average invested capital. Prior periods have been modified to conform with current period presentation.
Adjusted ROIC is not a measure of financial performance under GAAP and should be considered in addition to, and not as a substitute for, return on assets, net earnings, total assets or other GAAP financial measures. Our method of calculating a non-GAAP financial measure may differ from other companies’ methods and therefore may not be comparable to those used by other companies. The financial measure calculated under GAAP which is most directly comparable to Adjusted ROIC is return on assets. The following shows the components to reconcile the return on assets calculation to Adjusted ROIC:

	Four Quarters Ended
	February 3, 2024	January 28, 2023
Net earnings	$134	$245
Income tax expense	13	92
Interest expense	137	138
Earnings before interest and income tax expense	284	475

Operating lease interest[1]	86	85
Non-operating related adjustments[2]	316	38
Adjusted net operating profit	686	598
Adjusted estimated income tax expense[3]	(172)	(162)
Adjusted net operating profit after tax	$514	$436

Average total assets	$8,766	$9,069
Average noncurrent deferred property incentives in excess of operating lease right-of-use (ROU) assets[4]	(157)	(197)
Average non-interest bearing current liabilities	(2,954)	(3,185)
Non-operating related adjustments[5]	394	—
Adjusted average invested capital	$6,049	$5,687

Return on assets	1.5%	2.7%
Adjusted ROIC	8.5%	7.7%
1 Operating lease interest is a component of operating lease cost recorded in occupancy costs. We add back operating lease interest for purposes of calculating adjusted net operating profit for consistency with the treatment of interest expense on our debt.
2 Non-operating related adjustments primarily relate to the wind-down of our Canadian operations for the four quarters ended February 3, 2024 and supply chain impairment and related charges, partially offset by the gain on sale of our interest in a corporate office building for the four quarters ended January 28, 2023. See the Adjusted EBIT and Adjusted EBITDA section, as well as our 2022 Annual Report, for detailed information on certain non-operating related adjustments.
3 Adjusted estimated income tax expense is calculated by multiplying the adjusted net operating profit by the adjusted effective tax rate (which removes the impact of non-operating related adjustments) for the trailing twelve-month periods ended February 3, 2024 and January 28, 2023. The adjusted effective tax rate is calculated by dividing adjusted income tax by adjusted earnings before income taxes for the same trailing twelve-month periods.
4 For leases with property incentives that exceed the ROU assets, we reclassify the amount from assets to other current liabilities and other liabilities on the Consolidated Balance Sheets. The current and noncurrent amounts are used to reduce average total assets above, as this better reflects how we manage our business.
5 Non-operating related adjustments primarily relate to the wind-down of our Canadian operations for the trailing twelve-month period ended February 3, 2024.

NORDSTROM, INC.
ADJUSTED DEBT TO EBITDAR (NON-GAAP FINANCIAL MEASURE)
(unaudited; dollars in millions)

Adjusted debt to earnings before interest, income taxes, depreciation, amortization and rent (“EBITDAR”) is one of our key financial metrics and we believe that our debt levels are best analyzed using this measure, as it provides a reflection of our creditworthiness which could impact our credit ratings and borrowing costs. This metric is calculated in accordance with the updates in our Revolver covenant and is a key component in assessing whether our revolving credit facility is secured or unsecured, as well as our ability to make dividend payments and share repurchases. Our goal is to manage debt levels to achieve and maintain investment-grade credit ratings while operating with an efficient capital structure.
Adjusted debt to EBITDAR is not a measure of financial performance under GAAP and should be considered in addition to, and not as a substitute for, debt to net earnings, net earnings, debt or other GAAP financial measures. Our method of calculating a non-GAAP financial measure may differ from other companies’ methods and therefore may not be comparable to those used by other companies. The financial measure calculated under GAAP which is most directly comparable to Adjusted debt to EBITDAR is debt to net earnings. The following shows the components to reconcile the debt to net earnings calculation to Adjusted debt to EBITDAR:

February 3, 2024
Debt	$2,862
Operating lease liabilities	1,617
Adjusted debt	$4,479

Four Quarters Ended February 3, 2024
Net earnings	$134
Income tax expense	13
Interest expense, net	104
Earnings before interest and income taxes	$251

Depreciation and amortization expenses	586
Operating lease cost[1]	278
Amortization of developer reimbursements[2]	69
Canada wind-down costs	284
Supply chain asset impairment and related charge	32
Other Revolver covenant adjustments[3]	36
Adjusted EBITDAR	$1,536

Debt to Net Earnings	21.4
Adjusted debt to EBITDAR	2.9
1 Operating lease cost is fixed rent expense, including fixed common area maintenance expense, net of developer reimbursement amortization.
2 Amortization of developer reimbursements is a non-cash reduction of operating lease cost and is therefore added back to operating lease cost for purposes of our Revolver covenant calculation.
3 Other adjusting items to reconcile net earnings to Adjusted EBITDAR as defined by our Revolver covenant include interest income, certain non-cash charges and other gains and losses where relevant. For the four quarters ended February 3, 2024, other Revolver covenant adjustments primarily included interest income.

NORDSTROM, INC.
FREE CASH FLOW (NON-GAAP FINANCIAL MEASURE)
(unaudited; amounts in millions)
Free Cash Flow is one of our key liquidity measures and, when used in conjunction with GAAP measures, we believe it provides investors with a meaningful analysis of our ability to generate cash from our business.
Free Cash Flow is not a measure of financial performance under GAAP and should be considered in addition to, and not as a substitute for, operating cash flows or other financial measures prepared in accordance with GAAP. Our method of calculating a non-GAAP financial measure may differ from other companies’ methods and therefore may not be comparable to those used by other companies. The financial measure calculated under GAAP which is most directly comparable to Free Cash Flow is net cash provided by operating activities. The following is a reconciliation of net cash provided by operating activities to Free Cash Flow:

	Year Ended
	February 3, 2024	January 28, 2023
Net cash provided by operating activities	$621	$946
Capital expenditures	(569)	(473)
Change in cash book overdrafts	2	(14)
Free Cash Flow	$54	$459

INVESTOR CONTACT:	James Duies
Nordstrom, Inc.
InvRelations@Nordstrom.com

MEDIA CONTACT:	Stephanie Corzett
Nordstrom, Inc.
NordstromPR@Nordstrom.com